UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34691	55-0886410
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Floor 30 Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

(617) 977-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.             Material Impairments.

On December 28, 2012, Atlantic Power Corporation (the “Company”) determined that a non-cash impairment charge of approximately US$50 million will be recognized in the fourth quarter of 2012 related to the Company’s interest in one of its Florida projects, Lake Cogen, Ltd. (the “Project”). The Project’s current power purchase agreement (“PPA”) expires in July 2013. A number of factors contributed to uncertainties with respect to financial returns at the Project, principally continuing projections of weak underlying fundamentals associated with the Florida market and the absence of realistic prospects to secure profitable PPAs for the Project in the near-term.  Recently, the Company’s response to a request for a proposal by a Florida utility for the years 2016-2018, which the Company believed to be its best prospect for securing a PPA at the Project, was not accepted.  The Company subsequently assessed the recoverability of the long-term asset value of the Project and performed further analysis based on a cash flow methodology consistent with the Company’s internal policies.  As a result of this review, the Company concluded an impairment existed and is writing off approximately US$50 million of the carrying amount of the Project.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: December 28, 2012	By:	/s/ Terrence Ronan
		Name:	Terrence Ronan
		Title:	Chief Financial Officer

3